Exhibit 5.1

609 Main Street
Houston, TX 77002
United States
+1 713 836 3600	Facsimile:
+1 713 836 3601
www.kirkland.com

March 28, 2024

Marathon Oil Corporation

990 Town and Country Boulevard

Houston, Texas 77024-2217

Re:	Marathon Oil Corporation

5.300% Senior Notes due 2029 and 5.700% Senior Notes due 2034

Ladies and Gentlemen:

We have acted as special legal counsel to Marathon Oil Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $600,000,000 in aggregate principal amount of the Company’s 5.300% Senior Notes due 2029 (the “2029 Notes”), and $600,000,000 in aggregate principal amount of the Company’s 5.700% Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”), which were sold pursuant to the Underwriting Agreement, dated March 26, 2024 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named in Schedule II thereto.

The Notes have been offered for sale pursuant to a prospectus supplement, dated March 26, 2024, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 27, 2024, to the prospectus, dated January 5, 2023 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-269135), filed with the Commission on January 5, 2023 (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have been issued pursuant to an Indenture, dated as of February 26, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., successor in interest to JPMorgan Chase Bank, as trustee (the “Trustee”), as supplemented by the terms of the 2029 Notes and 2034 Notes contained in that certain officers’ certificate of the Executive Vice President and Chief Financial Officer and Vice President and Treasurer of the Company, dated the date hereof (the “Officers’ Certificate” and, together with the Base Indenture, the “Indenture”).

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March 28, 2024

In rendering this opinion letter, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company’s corporate records, the Registration Statement, the Prospectus, the Indenture and such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto, (viii) the Indenture was duly authorized, executed, and delivered by the parties thereto, and (ix) the Trustee is qualified to act as trustee under the Indenture.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be binding obligations of the Company.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to (i) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; (ii) an implied covenant of good faith and fair dealing; and (iii) general equitable or public policy principles. In addition, we express no opinion with respect to (x) the enforceability of provisions in the Indenture or any other agreement or instrument with respect to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law; or (y) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

March 28, 2024

This opinion letter is limited in all respects to the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by our opinion or for any other reason.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP